Exhibit 107

Calculation of Filing Fee Table

Schedule 14A

(Form Type)

Terran Orbital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$103,293,781(1)(2)	0.00014760	$15,247(3)

Fees Previously Paid	—		—

Total Transaction Valuation	$103,293,781

Total Fees Due for Filing			$15,247(3)

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$15,247(3)

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the accompanying preliminary proxy statement (including the merger agreement attached as Annex A thereto) filed by Terran Orbital Corporation (the “Company”) of which this Exhibit 107 is a part.

(1)

As of the close of business on September 4, 2024, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 299,178,050 shares of Company common stock, which consists of: (a) 204,603,847 shares of Company common stock outstanding as of September 4, 2024 entitled to receive the consideration of $0.25 per share; (b) 110,340 shares of Company common stock underlying Company options outstanding as of September 4, 2024 entitled to receive the consideration of the excess of $0.25 over the exercise price of such Company option for each share underlying the Company options; (c) 19,304,613 shares of Company common stock underlying Company RSUs outstanding as of September 4, 2024 entitled to receive the consideration of $0.25 for each share that is covered by a Company RSU; (d) 19,299,960 shares of Company common stock deemed to be issuable upon the exercise of the SPAC warrants outstanding as of September 4, 2024, entitled to receive the consideration of $0.25 for each share; and (e) 55,859,290 shares of Company common stock, which is the sum of 29,000,000 shares of Company common stock deemed to be issuable upon the exercise of the May 2023 RDO Common Warrants, 2,030,000 shares of Company common stock deemed to be issuable upon the exercise of the May 2023 Placement Agent Warrants, 23,204,290 shares of Company common stock deemed to be issuable upon the exercise of the September 2023 CMPO Common Warrants and 1,625,000 shares of Company common stock deemed to be issuable upon the exercise of the September 2023 Placement Agent Warrants, each outstanding as of September 4, 2024 and entitled to receive the Black–Scholes-based value of the applicable warrant pursuant to the terms thereof assuming the holders of such warrants elect the Black-Scholes-based value in respect thereof.

Pursuant to the merger agreement, at the effective time, each Company warrant outstanding and unexercised as of immediately prior to the effective time will automatically, without any action on the part of Lockheed Martin, Merger Sub, the Company or the holder thereof, cease to represent a Company warrant exercisable for shares of Company common stock. If a holder properly exercises a Company warrant within 30 days following the public disclosure of the consummation of the merger and the other transactions contemplated by the merger agreement pursuant to a current report on Form 8-K, such exercise will be treated in accordance with the terms of the applicable Company warrant agreements. As of the close of business on September 4, 2024, the Company does not expect any of the Combination Warrants or any of the 2027 Warrants to be exercised following the effective time based on the current exercise prices of the Company warrants (which are $10.00 per warrant and $2.898 per warrant respectively), which, in each case, are above the per share merger consideration of $0.25. The Company has excluded the Combination Warrants and the 2027 Warrants from the maximum number of shares of Company common stock to which this transaction applies in the table above.

(2)

In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of September 4, 2024, based on the sum of (a) the product of 204,603,847 shares of Company common stock multiplied by the consideration of $0.25 per share; (b) the product of 110,340 shares of Company common stock underlying Company options multiplied by the consideration of $0.1755 per underlying share (which is the difference between the consideration of $0.25 per underlying share and the exercise price of the applicable options of $0.0745); (c) the product of 19,304,613 shares of Company common stock underlying Company RSUs multiplied by the consideration of $0.25 per share; (d) the product of 19,299,960 shares of Company common stock deemed to be issuable upon the exercise of the SPAC warrants multiplied by the consideration of $0.25 per share; (e) the product of 55,859,290 shares of Company common stock deemed to be issuable upon the exercise of the May 2023 RDO Common Warrants, the May 2023 Placement Agent Warrants, the September 2023 CMPO Common Warrants and the September 2023 Placement Agent Warrants multiplied by the current estimated weighted average Black-Scholes value of such warrants ($0.3844 per share) (it being understood that pursuant to the terms of the applicable warrant, the Black-Scholes value of such warrant will be determined as of the effective date of the closing of the merger); (f) $972,134.83 payable in connection with the repurchase of the FP Phoenix warrant; and (g) $20,027,865.17 payable in connection with the repurchase of the FP Credit Partners warrant.

(3)

In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.00014760.